Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Strong and Diverse

Level of Orders in Fiscal 2014 Second Quarter

•	Second quarter orders were $48.4 million; Strong demand from petrochemical and refining markets

•	Backlog at quarter-end increased to a record $114.4 million

•	Net income was $2.6 million and earnings per share were $0.26 for the quarter

•	Fiscal 2014 guidance updated: Expected revenue range tightened to $100 million to $110 million; Expected gross margin range increased to 31% to 33%

BATAVIA, NY, October 25, 2013 – Graham Corporation (NYSE MKT: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, today reported its financial results for its second quarter ended September 30, 2013. Graham’s current fiscal year (“fiscal 2014”) ends March 31, 2014.

Net sales in the second quarter of fiscal 2014 were $24.5 million, down 5% from net sales of $25.9 million in the second quarter of the fiscal year ended March 31, 2013 (“fiscal 2013”). Second quarter sales reflected low order levels experienced during the first two quarters of fiscal 2013. However, strong gross margins in the fiscal 2014 second quarter drove net income to a comparable level with the prior year’s second quarter, at $2.6 million, or $0.26 per diluted share, for both years’ quarters.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Revenue levels reflect the scheduled timing of orders from backlog, however, margin improvements confirm that fundamentals in our markets continue to strengthen. While moderate revenue will carry into our fiscal third quarter, we are encouraged by the recent strong order levels and overall quality of what is being added to backlog.”

Shipments to Canada for Refining Projects Strong on Project Timing

Driven by the scheduled timing of projects in backlog, sales to the Company’s category of other geographic markets, primarily Canada, were strong during the quarter, up $1.8 million to $6.7 million. This helped to offset declines in the U.S. and Middle East markets in the quarter. Second quarter sales to the U.S. market were $14.1 million, down $1.2 million, while sales to the Middle East were down $2.1 million to $0.9 million. International sales represented 42% of fiscal 2014 second quarter sales.

Refining industry sales nearly doubled in the second quarter of fiscal 2014 compared with the same prior-year period on higher demand for Graham’s engineered-to-order products, primarily ejector systems and spares. Decreased sales to the chemical/petrochemical, power and other commercial and industrial markets during the quarter were a function of project timing.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Second Quarter Operating Performance

Gross profit was $8.3 million, or 33.8% of sales, in the second quarter of fiscal 2014 compared with $7.9 million, or 30.5% of sales, in the same period of the prior fiscal year. The second quarter’s gross profit and margin benefitted from product mix as well as a higher volume of short cycle projects.

Selling, general and administrative (“SG&A”) expenses in the second quarter of fiscal 2014 were $4.4 million, unchanged from the same prior-year period. SG&A as a percent of sales was 18.2% in the second quarter of fiscal 2014 compared with 17.1% in the same prior-year period, with the increase due to lower sales volume.

Operating profit in the second quarter of fiscal 2014 was $3.8 million, or 15.7% of sales, compared with $3.5 million, or 13.4% of sales, in the second quarter of fiscal 2013.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $4.4 million, or 17.9% of sales, in the second quarter of fiscal 2014 compared with $4.0 million, or 15.4% of sales, in the same period of the prior fiscal year. Graham believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham’s effective tax rate for the second quarter of fiscal 2014 was 32.7%, which compares with 32.3% in the same prior-year period.

First Half Fiscal 2014 Review

Net sales for the first half of fiscal 2014 were $52.7 million, up 9% from $48.4 million in the first six months of fiscal 2013. International sales were $23.6 million and represented 45% of total sales compared with $20.5 million, or 42% of sales, in the first half of fiscal 2013. Sales to the U.S. increased $1.2 million, or 4%, to $29.1 million during the first six months of fiscal 2014 compared with the first six months of fiscal 2013.

Gross profit for the first six months of fiscal 2014 was $18.3 million, or 34.7% of total sales, compared with $14.1 million, or 29.2% of sales, in the same prior-year period. SG&A expenses in the fiscal 2014 first half were $8.9 million, up from $8.5 million in the first six months of fiscal 2013, with the increase primarily due to compensation-related costs and sales commissions driven by higher sales volume. As a percent of sales, SG&A was 16.8% in the first half of fiscal 2014 compared with 17.6% in the same prior-year period.

EBITDA for the first half of fiscal 2014 was $10.6 million, or 20% of sales, compared with $6.7 million, or 13.8% of sales, in the first six months of fiscal 2013. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Net income for the first half of fiscal 2014 was $6.4 million, or $0.63 per diluted share, compared with net income of $4.0 million, or $0.40 per diluted share, in the first six months of fiscal 2013.

Solid Balance Sheet with No Debt

Cash, cash equivalents and investments at September 30, 2013 increased to $54.9 million compared with $53.2 million at June 30, 2013. When compared with September 30, 2012, cash, cash equivalents and investments were up $8.0 million from $46.9 million.

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Cash provided by operations in the second quarter and first half of fiscal 2014 were $2.3 million and $4.3 million, respectively, compared with $0.8 million in the second quarter of fiscal 2013 and $6.2 million in the first six months of fiscal 2013. The increase in cash provided by operations in the second quarter of fiscal 2014 was primarily related to timing of both collections on accounts receivable as well as customer progress payments.

Capital expenditures were $0.9 million in the first half of fiscal 2014, up from $0.6 million in the first half of fiscal 2013. As previously indicated, capital expenditures in fiscal 2014 are expected to be in the $6 million to $7 million range, including the recently announced production expansion at the Company’s Batavia, NY facility. The expansion is expected to be completed by September 2014.

Graham had neither borrowings under its credit facility nor any long-term debt outstanding at September 30, 2013.

Robust Pipeline Converting to Orders

Orders during the second quarter of fiscal 2014 were $48.4 million, up $22.8 million, or 89%, from $25.6 million in the second quarter of fiscal 2013.

Orders from the chemical/petrochemical, refining and other commercial and industrial markets all drove the growth in orders for the quarter when compared with the same period in fiscal 2013. When compared with the trailing first quarter of fiscal 2014, orders increased 48% from $32.8 million, with $13.7 million from the refining market, $7.1 million from the other commercial and industrial market, and $0.8 million from the power market, offset by a decrease of $6.0 million from the chemical/petrochemical market following a high level of orders from that market in the first quarter.

Mr. Lines noted, “Our customers released orders at a brisk pace during the first half of the fiscal year. The past two quarters have strengthened our degree of confidence in the fundamentals of our markets during this capacity expansion cycle. The chemical/petrochemical market in the U.S. has been especially strong and we anticipate continued strength for the latter half of this fiscal year. As a Company, we have invested in additional execution capacity so that we would be positioned to respond to significant increases in new business without lengthening lead times and while maintaining the high quality performance our customers expect from Graham. As a result, we believe we are capturing a greater share of new orders this cycle as our customers are committing to investments around the globe.”

Orders from U.S. customers represented 61%, or $29.6 million, of total orders received during the second quarter of fiscal 2014, while orders from international markets accounted for $18.8 million of total orders. Although the first half of fiscal 2014 included 72% of orders from the U.S., the Company does not believe that this is indicative of a long-term trend or shift toward the U.S. market. Graham expects that sales will ultimately reflect the geographic diversity related to orders experienced during the past few years. Over the long term, Graham expects that orders will continue to be variable between quarters and ultimately will be relatively balanced between domestic and international markets.

Graham’s backlog was a record $114.4 million at September 30, 2013 compared with $90.4 million at June 30, 2013 and $91.8 million at September 30, 2012. Approximately 28% of projects in backlog as of the end of the second quarter were for refinery projects, 27% were for chemical and petrochemical projects, and 14% were for power projects, including nuclear. All other industries served by Graham, including the U.S. Navy, accounted for 31% of backlog.

Approximately 70% to 75% of orders currently in backlog are expected to be converted to sales within the next 12 months, approximately 15% to 20% are expected to be converted within the next twelve to 24 months, and approximately 10% are expected to be converted beyond 24 months.

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

The Company is tightening its sales guidance for fiscal 2014 to a range of $100 million to $110 million. Gross margin guidance for fiscal 2014 is now expected to be between 31% and 33%, up from the previously announced range of 29% to 31%, driven by project timing and product mix. SG&A expense is now expected to be between 16% and 17% of sales for fiscal 2014, compared with the previously announced range of 15% to 16%. Graham expects its fiscal 2014 full year tax rate to be between 33% and 34%, which is unchanged from prior guidance.

Mr. Lines concluded, “At this juncture of our fiscal year, we have better clarity on our expectations for fiscal 2014 and are refining our guidance in order to reflect current customer scheduling and the product mix in our backlog. With a longer-term view, we are pleased with our positioning as we continue to progress into this investment cycle. While uncertainty still exists in some international markets, we believe we are building our global opportunities and intend to capture further orders as they are released from the pipeline. Given our backlog and visibility looking forward to fiscal 2015, based on early indications we anticipate topline revenue of approximately $115 million to $135 million.”

Webcast and Conference Call

Graham management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review Graham’s financial condition and operating results for its second quarter and first half of fiscal 2014, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

To listen to the archived call, dial (858) 384-5517, and enter replay pin number 10000305. A telephonic replay will be available from approximately 2:00 p.m. Eastern Time on the day of call through Friday, November 1, 2013. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “goal,” “anticipates,” “target,” “believes,” “appears,” “could,” “plan,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future are forward-looking statements, including but not limited to: the current and future economic environments affecting Graham Corporation and the markets it serves; expectations regarding investments in new projects by customers; sources of revenue and anticipated revenue, including the contribution from the growth of new products, services and markets; expectations regarding achievement of revenue and profitability expectations; plans for future products and services and for enhancements to existing products and services; operations in foreign countries; Graham Corporation’s ability to continue to pursue its acquisition and growth strategy; the ability to expand nuclear power work, including into new markets; the ability to successfully execute existing contracts; estimates regarding liquidity and capital requirements; the timing of conversion of backlog to sales; the ability to attract or retain customers; the outcome of any existing or future litigation; and the ability to increase productivity and capacity. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Report filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch, Vice President - Finance and CFO Phone: (585) 343-2216 Email: jglajch@graham-mfg.com	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Graham Corporation Second Quarter Fiscal 2014

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		%	Six Months Ended September 30,		%
	2013	2012	Change	2013	2012	Change
Net sales	$24,490	$25,902	(5%)	$52,746	$48,435	9%
Cost of products sold	16,201	17,989	(10%)	34,442	34,286	1%

Gross profit	8,289	7,913	5%	18,304	14,149	29%

Gross profit margin	33.8%	30.5%		34.7%	29.2%
Other expenses and income:
Selling, general and administrative	4,393	4,379	0%	8,739	8,407	4%
Selling, general and administrative—amortization	56	57	(2%)	113	113	0%

Operating profit	3,840	3,477	10%	9,452	5,629	68%
Operating profit margin	15.7%	13.4%		17.9%	11.6%
Interest income	(10)	(14)	(29%)	(21)	(25)	(16%)
Interest expense	4	(370)	101%	9	(290)	103%

Income before income taxes	3,846	3,861	0%	9,464	5,944	59%
Provision for income taxes	1,257	1,246	1%	3,067	1,939	58%

Net income	$2,589	$2,615	(1%)	$6,397	$4,005	60%

Per share data:
Basic:
Net income	$0.26	$0.26	0%	$0.64	$0.40	60%

Diluted:
Net income	$0.26	$0.26	0%	$0.63	$0.40	58%

Weighted average common shares outstanding:
Basic	10,062	10,031		10,060	10,017
Diluted	10,104	10,054		10,095	10,041
Dividends declared per share	$0.03	$0.02		$0.06	$0.04

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Graham Corporation Second Quarter Fiscal 2014

Consolidated Balance Sheets—Unaudited

(Amounts in thousands, except per share data)

	September 30, 2013	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$22,862	$24,194
Investments	31,999	27,498
Trade accounts receivable, net of allowances ($39 and $33 at September 30 and March 31, 2013, respectively)	13,946	9,440
Unbilled revenue	9,510	13,113
Inventories	11,222	11,171
Prepaid expenses and other current assets	1,226	783
Income taxes receivable	2,067	2,635
Deferred income tax asset	87	69

Total current assets	92,919	88,903

Property, plant and equipment, net	13,239	13,288
Prepaid pension asset	2,745	2,349
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,698	4,788
Other assets	11	167

Total assets	$130,850	$126,733

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$85	$87
Accounts payable	7,563	9,429
Accrued compensation	5,141	5,018
Accrued expenses and other current liabilities	2,906	3,051
Customer deposits	5,662	6,919
Deferred income tax liability	378	373

Total current liabilities	21,735	24,877

Capital lease obligations	85	127
Accrued compensation	315	308
Deferred income tax liability	7,374	7,131
Accrued pension liability	250	227
Accrued postretirement benefits	939	923
Other long-term liabilities	149	145

Total liabilities	30,847	33,738

Stockholders’ equity:
Preferred stock, $1.00 par value - Authorized, 500 shares
Common stock, $.10 par value - Authorized, 25,500 shares Issued,10,376 and 10,331 shares at September 30 and March 31, 2013, respectively	1,038	1,033
Capital in excess of par value	19,398	18,596
Retained earnings	90,426	84,632
Accumulated other comprehensive loss	(7,702)	(8,033)
Treasury stock, 317 and 327 shares at September 30 and March 31, 2013, respectively	(3,157)	(3,233)

Total stockholders’ equity	100,003	92,995

Total liabilities and stockholders’ equity	$130,850	$126,733

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Graham Corporation Second Quarter Fiscal 2014

Consolidated Statements of Cash Flows—Unaudited

(Amounts in thousands)

	Six Months Ended September 30,
	2013	2012
Operating activities:
Net income	$6,397	$4,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	986	927
Amortization	113	113
Amortization of unrecognized prior service cost and actuarial losses	442	444
Discount accretion on investments	(4)	(6)
Stock-based compensation expense	342	319
Loss on disposal of property, plant and equipment	—	(1)
Deferred income taxes	220	(58)
(Increase) decrease in operating assets:
Accounts receivable	(4,596)	40
Unbilled revenue	3,640	2,909
Inventories	139	(3,623)
Prepaid expenses and other current and non-current assets	(457)	(145)
Prepaid pension asset	(397)	(384)
Increase (decrease) in operating liabilities:
Accounts payable	(1,938)	2,233
Accrued compensation, accrued expenses and other current and non-current liabilities	135	35
Customer deposits	(1,343)	(1,765)
Income taxes payable/receivable	568	1,186
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	46	15

Net cash provided by operating activities	4,293	6,244

Investing activities:
Purchase of property, plant and equipment	(898)	(578)
Proceeds from disposal of property, plant and equipment	—	4
Purchase of investments	(54,997)	(33,494)
Redemption of investments at maturity	50,500	27,500

Net cash used by investing activities	(5,395)	(6,568)

Financing activities:
Principal repayments on capital lease obligations	(44)	(41)
Issuance of common stock	259	14
Dividends paid	(603)	(399)
Excess tax benefit (deficiency) on stock awards	119	(5)

Net cash used by financing activities	(269)	(431)

Effect of exchange rate changes on cash	39	(11)

Net decrease in cash and cash equivalents	(1,332)	(766)
Cash and cash equivalents at beginning of period	24,194	25,189

Cash and cash equivalents at end of period	$22,862	$24,423

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Graham Corporation Second Quarter Fiscal 2014

EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$2,589	$2,615	$6,397	$4,005
+Net interest expense	(6)	(384)	(12)	(315)
+Income taxes	1,257	1,246	3,067	1,939
+Depreciation & amortization	549	520	1,099	1,040

EBITDA	$4,389	$3,997	$10,551	$6,669

EBITDA margin %	17.9%	15.4%	20.0%	13.8%

EBITDA is defined as consolidated net income before interest expense and income, income taxes, and depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand of operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Graham Corporation Second Quarter Fiscal 2014

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q113 6/30/12	Q213 9/30/12	Q313 12/31/12	Q413 3/31/13	FY2013 Total	Q114 6/30/13	Q214 9/30/13
Orders	$19.7	$25.6	$24.6	$25.9	$95.8	$32.8	$48.4
Backlog	$92.0	$91.8	$90.7	$85.8	$85.8	$90.4	$114.4

SALES BY INDUSTRY FY 2014

($ in millions)

FY 2014	Q1 6/30/13	% of Total	Q2 9/30/13	% of Total
Refining	$12.6	45%	$10.5	43%
Chemical/ Petrochemical	$4.6	16%	$4.0	16%
Power	$7.7	27%	$5.7	23%
Other Commercial and Industrial	$3.4	12%	$4.3	18%
Total	$28.3		$24.5

SALES BY INDUSTRY FY 2013

($ in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total	Q3 12/31/12	% of Total	Q4 3/31/13	% of Total	FY2013	% of Total
Refining	$5.2	23%	$5.8	22%	$10.9	43%	$13.7	44%	$35.6	34%
Chemical/ Petrochemical	$5.6	25%	$8.3	32%	$6.5	25%	$4.9	16%	$25.3	24%
Power	$5.2	23%	$6.7	26%	$4.1	16%	$7.3	24%	$23.3	22%
Other Commercial and Industrial	$6.5	29%	$5.1	20%	$4.1	16%	$5.0	16%	$20.8	20%
Total	$22.5		$25.9		$25.6		$30.9		$105.0

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Graham Corporation Reports Strong and Diverse Level of Orders in Fiscal 2014 Second Quarter

October 25, 2013

Graham Corporation Second Quarter Fiscal 2014

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2014

($ in millions)

FY 2014	Q1 6/30/13	% of Total	Q2 9/30/13	% of Total
United States	$15.0	53%	$14.1	58%
Middle East	$1.5	5%	$0.9	4%
Asia	$6.5	23%	$2.8	11%
Other	$5.3	19%	$6.7	27%
Total	$28.3		$24.5

SALES BY REGION FY 2013

($ in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total	Q3 12/31/12	% of Total	Q4 3/31/13	% of Total	FY2013	% of Total
United States	$12.6	56%	$15.3	59%	$11.4	45%	$16.4	53%	$55.7	53%
Middle East	$1.5	6%	$3.0	12%	$6.9	27%	$3.4	11%	$14.8	14%
Asia	$2.7	12%	$2.7	10%	$5.4	21%	$6.3	20%	$17.1	16%
Other	$5.8	26%	$4.9	19%	$1.9	7%	$4.8	16%	$17.4	17%
Total	$22.6		$25.9		$25.6		$30.9		$105.0

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